Exhibit 3.1

FOURTH AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF JP ENERGY PARTNERS LP

This Fourth Amended and Restated Agreement of Limited Partnership (this “Agreement”) of JP Energy Partners LP (the “Partnership”) dated as of March 8, 2017, is entered into by and between Argo Merger GP Sub, LLC (the “General Partner”), and American Midstream Partners, LP, a Delaware limited partnership (the “Limited Partner”, and together, with the General Partner, the “Partners”).

WHEREAS, prior to this Agreement, the Partnership has been governed, managed and operated pursuant to that certain Agreement of Limited Partnership of the Partnership effective as of May 6, 2010, as amended by that certain Amended and Restated Agreement of Limited Partnership of the Partnership effective as of May 10, 2010, as further amended by that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, effective as June 27, 2011, as further amended by that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership, effective October 7, 2014 (as so amended, the “Original Partnership Agreement”); and

WHEREAS, the General Partner and the Limited Partner desire to amend and restate the Original Partnership Agreement and set forth their respective rights and obligations as partners of the Partnership pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the General Partner and the Limited Partner hereby agree that the Original Partnership Agreement is amended and restated in its entirety as follows:

1.    Formation. The Partnership is a Delaware limited partnership duly organized under and pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware, as amended (the “Act”). Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act.

2.    Term. The Partnership commenced business on the date of the original filing of its Certificate of Limited Partnership and its existence is perpetual unless terminated sooner as herein provided.

3.    Purposes. The purposes of the Partnership are to carry on any lawful business, purpose or activity for which limited partnerships may be formed under the Act. The Partnership shall have all of the powers to conduct such business as permitted under the Act.

4.    Sharing Ratios. The Partners shall receive the allocation of all profits, losses, gains, deductions and credits with respect to the operations of the Partnership in accordance with the Sharing Ratios set forth on Schedule 1 attached hereto and hereby made a part hereof.

5.    Contributions. Without creating any rights in favor of any third party, the Partners may, from time to time, make contributions of cash or property to the capital of the Partnership, but shall have no obligation to do so.

6.    Distributions. From time to time, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. The Partners shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Partnership and (b) to enjoy all other rights, benefits and interests in the Partnership, in accordance with the Sharing Ratios set forth on Schedule 1 attached hereto and hereby made a part hereof.

7.    Management. The management of the Partnership is fully reserved to the General Partner, the Limited Partner shall not have any power to control or manage the Partnership. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner, who shall make all decisions and take all actions for the Partnership. The General Partner shall have the right to appoint officers of the Partnership from time to time (any person may hold one or more offices) and to prescribe the power and authority of such officers so appointed. The General Partner shall also have the right to remove, without cause, any person from any office then held by such person.

8.    Tax Matters. The Partnership and the General Partner shall comply with all requirements of the Internal Revenue Code of 1986, as amended, with respect to the Partnership.

9.    Indemnification. To the extent allowed under the laws of the State of Delaware, the Partnership shall indemnify the General Partner and the Partnership’s officers and employees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which the General Partner, officer or employee may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF THE GENERAL PARTNER, OFFICER OR EMPLOYEE, unless it is established that: (1) the act or omission of such General Partner, officer or employee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the General Partner, officer or employee actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the General Partner, officer or employee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the General Partner, officer or employee did not meet the requisite standard of conduct set forth in this Section 10. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the General Partner, officer or employee acted in a manner contrary to that specified in this Section 10. Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Partnership, including insurance proceeds, if any.

10.    Transfers. The Partners may freely transfer all or any part of their partnership interest in the Partnership at any time, and any such transferee shall become an additional or substituted Partner of the Partnership, as applicable, with full rights of a Partner as set forth herein and in the Act

11.    Dissolution. The Partnership shall dissolve and its affairs shall be wound up at such time, if any, as all of the Partners, by unanimous agreement, may elect or as may be required under the Act. No other event will cause the Partnership to dissolve.

12.    Amendment. This Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Partners.

13.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[See Following Page for Signatures]

IN WITNESS WHEREOF, the undersigned have executed this Limited Partnership Agreement on the date first written above.

GENERAL PARTNER:

ARGO MERGER GP SUB, LLC

By:	American Midstream Partners, LP, its sole member

By:	American Midstream GP, LLC, its general partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and
Chief Financial Officer

LIMITED PARTNER:

AMERICAN MIDSTREAM
PARTNERS, LP

By:	American Midstream GP, LLC, its general partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and
Chief Financial Officer

SCHEDULE 1

Names, Addresses, Sharing Ratios of the Partners

Name of General Partner:	Sharing Ratio
Argo Merger GP Sub, LLC 2103 CityWest Blvd. Houston, Texas 77042	0.1%

Name of Limited Partners
American Midstream Partners, LP 2103 CityWest Blvd. Houston, Texas 770421	99.9%
TOTAL	100%